Exhibit 99.1

News Release

Sunoco LP Reports Third Quarter 2025 Financial and Operating Results
•Reports third quarter results, including net income of $137 million, Adjusted EBITDA(1), excluding one-time transaction-related expenses(2), of $496 million and Distributable Cash Flow, as adjusted(1), of $326 million
•Increases quarterly distribution by 1.25%; on track to meet distribution growth target of at least 5% for 2025
•Reports third quarter leverage of 3.9 times; maintains strong trailing 12-month distribution coverage ratio of 1.8 times
•Completes the acquisition of Parkland Corporation
•Remains on track to complete the acquisition of TanQuid in the fourth quarter of 2025
DALLAS, November 5, 2025 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter ended September 30, 2025.
Financial and Operational Highlights
Net income for the third quarter of 2025 was $137 million compared to $2 million in the third quarter of 2024.
Adjusted EBITDA(1) for the third quarter of 2025 was $489 million compared to $456 million in the third quarter of 2024. Adjusted EBITDA(1) for the third quarter of 2025 and 2024 included $7 million and $14 million, respectively, of one-time transaction-related expenses(2).
Distributable Cash Flow, as adjusted(1), for the third quarter of 2025 was $326 million compared to $349 million in the third quarter of 2024.
Adjusted EBITDA(1) for the Fuel Distribution segment for the third quarter of 2025 was $232 million compared to $253 million in the third quarter of 2024. Adjusted EBITDA(1) for the third quarter of 2025 included $6 million of one-time transaction-related expenses(2). The segment sold approximately 2.3 billion gallons of fuel in the third quarter of 2025. Fuel margin for all gallons sold was 10.7 cents per gallon for the third quarter of 2025.
Adjusted EBITDA(1) for the Pipeline Systems segment for the third quarter of 2025 was $182 million compared to $136 million in the third quarter of 2024. Adjusted EBITDA(1) for the third quarter of 2024 included $11 million of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 1.3 million barrels per day in the third quarter of 2025.
Adjusted EBITDA(1) for the Terminals segment for the third quarter of 2025 was $75 million compared to $67 million in the third quarter of 2024. Adjusted EBITDA(1) for the third quarter of 2025 and 2024 included $1 million and $3 million, respectively, of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 656 thousand barrels per day in the third quarter of 2025.
Distribution
On October 20, 2025, the Board of Directors of SUN’s general partner declared a distribution for the third quarter of 2025 of $0.9202 per unit, or $3.6808 per unit on an annualized basis. This represents an increase of approximately 1.25%, or $0.0114 per unit, as compared with the quarter ended June 30, 2025.
This is the fourth consecutive quarterly increase in SUN’s distribution and is consistent with SUN’s capital allocation strategy and 2025 business outlook, which includes an annual distribution growth rate of at least 5%. Since 2022, SUN has increased distributions by approximately 11%, underscoring the Partnership’s ongoing commitment to returning capital to its unitholders.
The quarterly distribution will be paid on November 19, 2025, to common unitholders of record as of the close of business on October 30, 2025.
Liquidity and Leverage
At September 30, 2025, SUN had long-term debt of approximately $9.5 billion and approximately $1.5 billion of liquidity remaining on its revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its revolving credit facility, was 3.9 times at the end of the third quarter.

Capital Spending
SUN's total capital expenditures in the third quarter of 2025 were $157 million, which included $115 million of growth capital and $42 million of maintenance capital. This includes the Partnership's proportionate share of capital expenditures related to its joint ventures with Energy Transfer of $16 million for growth capital and $4 million for maintenance capital.
SUN’s segment results and other supplementary data are provided after the financial tables below.
(1)    Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Supplemental Information” later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)    Transaction-related expenses include certain one-time expenses incurred with acquisitions. The Partnership’s definition of Adjusted EBITDA includes transaction-related expenses. However, given the magnitude of the completed and pending acquisitions during the periods presented, as well as the expenses related to those transactions, the Partnership is reporting Adjusted EBITDA excluding these expenses in order to portray the Partnership’s performance for the period without the impact of these one-time items.
(3)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.
Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, November 5, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.sunocolp.com under Webcasts and Presentations.
About Sunoco
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 32 countries and territories in North America, the Greater Caribbean, and Europe. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 160 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which distribute over 15 billion gallons annually to approximately 11,000 Sunoco and partner-branded retail locations, as well as independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
SunocoCorp (NYSE: SUNC) is a publicly traded limited liability company that owns a direct limited partner interest in Sunoco LP.
SUN and SUNC are headquartered in Dallas, Texas. More information is available at www.sunocolp.com
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.sunocolp.com
Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Media:
Chris Cho, Senior Manager – Communications
(469) 646-1647, chris.cho@sunoco.com
– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$3,239	$94
Accounts receivable, net	1,319	1,162
Inventories, net	1,143	1,068
Other current assets	112	141
Total current assets	5,813	2,465

Property, plant and equipment	9,384	8,914
Accumulated depreciation	(1,669)	(1,240)
Property, plant and equipment, net	7,715	7,674
Other assets:
Operating lease right-of-use assets, net	560	477
Goodwill	1,477	1,477
Intangible assets, net	526	547
Other non-current assets	476	400
Investments in unconsolidated affiliates	1,278	1,335
Total assets	$17,845	$14,375
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,106	$1,255
Accounts payable to affiliates	205	199
Accrued expenses and other current liabilities	522	457
Operating lease current liabilities	32	34
Current maturities of long-term debt	2	2
Total current liabilities	1,867	1,947

Operating lease non-current liabilities	563	479
Long-term debt, net	9,476	7,484
Advances from affiliates	78	82
Deferred tax liabilities	170	157
Other non-current liabilities	150	158
Total liabilities	12,304	10,307

Commitments and contingencies
Series A Preferred Units	1,477	—

Equity:
Limited partners:
Common unitholders (136,604,563 units issued and outstanding as of September 30, 2025 and 136,228,535 units issued and outstanding as of December 31, 2024)	4,066	4,066
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of September 30, 2025 and December 31, 2024)	—	—
Accumulated other comprehensive income (loss)	(2)	2
Total equity	4,064	4,068
Total liabilities and equity	$17,845	$14,375

SUNOCO LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES	$6,032	$5,751	$16,601	$17,424

COSTS AND EXPENSES:
Cost of sales	5,386	5,327	14,733	15,951
Operating expenses	162	151	450	373
General and administrative	51	55	140	225
Lease expense	19	18	54	53
(Gain) loss on disposal of assets and impairment charges	3	(2)	4	52
Depreciation, amortization and accretion	159	95	469	216
Total cost of sales and operating expenses	5,780	5,644	15,850	16,870
OPERATING INCOME	252	107	751	554
OTHER INCOME (EXPENSE):
Interest expense, net	(131)	(116)	(375)	(274)
Equity in earnings of unconsolidated affiliates	40	31	103	35
Gain on West Texas Sale	—	—	—	598
Loss on extinguishment of debt	(12)	—	(31)	(2)
Other, net	(1)	(5)	(2)	(7)
INCOME BEFORE INCOME TAXES	148	17	446	904
Income tax expense	11	15	16	171
NET INCOME	$137	$2	$430	$733
Less: Net income attributable to noncontrolling interests	—	—	—	8
Less: Net income attributable to Series A Preferred Units	4	—	4	—
NET INCOME ATTRIBUTABLE TO COMMON UNITS AND IDRs	$133	$2	$426	$725

NET INCOME (LOSS) PER COMMON UNIT:
Basic	$0.64	$(0.26)	$2.19	$5.44
Diluted	$0.64	$(0.26)	$2.18	$5.40

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Basic	136,604,533	135,998,435	136,436,142	112,650,388
Diluted	137,346,932	136,844,312	137,135,374	113,466,864

CASH DISTRIBUTION PER COMMON UNIT	$0.9202	$0.8756	$2.7266	$2.6268

SUNOCO LP
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,
	2025	2024
Net income	$137	$2
Depreciation, amortization and accretion	159	95
Interest expense, net	131	116
Non-cash unit-based compensation expense	5	4
(Gain) loss on disposal of assets and impairment charges	3	(2)
Loss on extinguishment of debt	12	—
Unrealized losses on commodity derivatives	15	1
Inventory valuation adjustments	(10)	197
Equity in earnings of unconsolidated affiliates	(40)	(31)
Adjusted EBITDA related to unconsolidated affiliates	58	47
Other non-cash adjustments	8	12
Income tax expense	11	15
Adjusted EBITDA (1)	489	456
Transaction-related expenses	7	14
Adjusted EBITDA (1), excluding transaction-related expenses	$496	$470

Adjusted EBITDA (1)	$489	$456
Adjusted EBITDA related to unconsolidated affiliates	(58)	(47)
Distributable cash flow from unconsolidated affiliates	54	45
Series A Preferred Units distributions	(4)	—
Cash interest expense	(120)	(112)
Current income tax (expense) benefit	(4)	36
Transaction-related income taxes	—	(17)
Maintenance capital expenditures (2)	(38)	(26)
Distributable Cash Flow	319	335
Transaction-related expenses and adjustments (3)	7	14
Distributable Cash Flow, as adjusted (1)	$326	$349

Distributions to Partners:
Limited Partners	$126	$119
General Partner	42	36
Total distributions to be paid to partners	$168	$155
Common Units outstanding - end of period	136.6	136.0
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, non-cash unit-based compensation expense, gains and losses on disposal of assets, non-cash impairment charges, losses on extinguishment of debt, unrealized gains and losses on commodity derivatives, inventory valuation adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments. For Distributable Cash Flow, as adjusted, certain transaction-related adjustments and non-recurring expenses are excluded.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures; and
•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation, amortization and accretion are non-cash charges, the assets being depreciated, amortized and accreted will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, amortization, accretion and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)    For the three months ended September 30, 2025 and 2024, excludes $4 million and $1 million, respectively, for our proportionate share of maintenance capital expenditures related to our investments in ET-S Permian and J.C. Nolan, as these amounts are included in “Distributable cash flow from unconsolidated affiliates.”
(3)     For the three months ended September 30, 2025 and 2024, SUN incurred $7 million and $14 million of transaction-related expenses, respectively.

SUNOCO LP
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2025	2024
Segment Adjusted EBITDA:
Fuel Distribution	$232	$253
Pipeline Systems	182	136
Terminals	75	67
Adjusted EBITDA	489	456
Transaction-related expenses	7	14
Adjusted EBITDA, excluding transaction-related expenses	$496	$470

The following analysis of segment operating results includes a measure of segment profit. Segment profit is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment profit is similar to the GAAP measure of gross profit, except that segment profit excludes charges for depreciation, amortization and accretion. The most directly comparable measure to segment profit is gross profit.
The following table presents a reconciliation of segment profit to gross profit:

	Three Months Ended September 30,
	2025	2024
Fuel Distribution segment profit	$329	$164
Pipeline Systems segment profit	189	159
Terminals segment profit	128	101
Total segment profit	646	424
Depreciation, amortization and accretion, excluding corporate and other	159	93
Gross profit	$487	$331

Fuel Distribution

	Three Months Ended September 30,
	2025		2024
Motor fuel gallons sold (millions)	2,295		2,138
Motor fuel profit cents per gallon(1)	10.7	¢	12.8	¢
Fuel profit	$254		$96
Non-fuel profit	44		39
Lease profit	31		29
Fuel Distribution segment profit	$329		$164
Expenses	$113		$100

Segment Adjusted EBITDA	$232		$253
Transaction-related expenses	6		—
Segment Adjusted EBITDA, excluding transaction-related expenses	$238		$253
(1) Excludes the impact of inventory valuation adjustments consistent with the definition of Adjusted EBITDA.
Volumes. For the three months ended September 30, 2025 compared to the same period last year, volumes increased primarily due to acquisitions.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Fuel Distribution segment decreased due to the net impact of the following:
•a decrease of $10 million due to lower profit per gallon; and
•an increase of $13 million in expenses primarily due to the Parkland acquisition and other acquisitions.
Pipeline Systems

	Three Months Ended September 30,
	2025	2024
Pipelines throughput (thousand barrels per day)	1,296	1,165
Pipeline Systems segment profit	$189	$159
Expenses	$66	$72

Segment Adjusted EBITDA	$182	$136
Transaction-related expenses	—	11
Segment Adjusted EBITDA, excluding transaction-related expenses	$182	$147
Volumes. Volumes. For the three months ended September 30, 2025 compared to the same period last year, the increase in throughput volumes reflected the impact of refinery turnarounds in the prior period.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Pipeline Systems segment increased due to the net impact of the following:
•a $30 million increase in segment profit primarily due to refinery turnarounds in the prior period and overall system demand;
•an $11 million increase in Adjusted EBITDA related to ET-S Permian; and
•a $6 million decrease in operating costs primarily due to a decrease in general and administrative expenses related to one-time NuStar acquisition expenses incurred in 2024.

Terminals

	Three Months Ended September 30,
	2025	2024
Throughput (thousand barrels per day)	656	694
Terminals segment profit	$128	$101
Expenses	$53	$52

Segment Adjusted EBITDA	$75	$67
Transaction-related expenses	1	3
Segment Adjusted EBITDA, excluding transaction-related expenses	$76	$70
Volumes. For the three months ended September 30, 2025 compared to the same period last year, volumes decreased due to lower trading activity as well as customer transitions.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Terminals segment increased primarily due to the following:
•a $9 million increase in segment profit (excluding inventory valuation adjustments) primarily due to favorable margins from transmix activities and the Portland terminal acquisition, which occurred in August 2024 and therefore is only reflected for two months in the prior period.